EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-197967 and 333-207862 on Form S-3 and Registration Statement No. 333-144315 on Form S-8 of our report dated February 24, 2017, relating to the consolidated financial statements of Spectra Energy Partners, LP and subsidiaries, and the effectiveness of Spectra Energy Partners, LP and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Spectra Energy Partners, LP for the year ended December 31, 2016.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 24, 2017